PROMISSORY NOTE

$1,750,000

December 14, 2004

Denver, Colorado

FOR VALUE RECEIVED, PRB GAS TRANSPORTATION, INC., a Nevada corporation (“Borrower”) , 1401 seventeenth Street, Suite 650, Denver, Colorado 80202, promises to pay to the order of BANK OF OKLAHOMA, NATIONAL ASSOCIATION, a national banking association (“Payee”), 1625 Broadway, Suite 1570, Denver, Colorado 80202, the principal sum of $1,750,000, or so much as may be borrowed hereunder, together with interest on the outstanding unpaid balance of such principal amount at the rates provided below. This Note is intended to evidence a revolving loan arrangement whereby, until the Maturity Date (as defined below), so long as no default shall have occurred and be continuing in the performance of Borrower’s duties and obligations hereunder, Borrower may borrow, repay and re-borrow hereunder up to, but not in excess of, the face amount of this Note (the “Maximum Loan Amount”). If the outstanding principal balance of this Note shall hereafter exceed the Maximum Loan Amount at any time, Borrower shall, within one business day thereafter, make a principal payment hereunder in an amount sufficient to eliminate such excess, and any failure by Borrower to make any such payment in a timely manner shall be deemed a default hereunder.

The outstanding principal amount of this Note shall be due and payable in full on or before the earlier of the following (the “Maturity Date”); (a) March 31, 2005, or (b) three business days after Borrower receives the funding pursuant to the public securities offering of Borrower currently pending (or any substitute securities offering hereafter issued by Borrower)

The outstanding principal balance of this Note shall bear interest: (a) until the Maturity Date or the occurrence of an Event of Default, at a fluctuating interest rate per annum announced from time to time by JPMorgan Chase Bank (or any successor thereto) as its prime rate, adjusted effective as of the effective date of any change in the prime rate so announced by JPMorgan Chase Bank (or any successor thereto) (the “Prime Rate”), which may not be the lowest interest rate charged by Payee; and (b) after the Maturity Date or the occurrence of an Event of Default, at a fluctuating annual interest rate equal to the Prime Rate plus five percentage points per annum.

Interest shall accrue daily, shall be due and payable monthly on the last business day of each month, commencing December 31, 2004, and on the Maturity Date, and shall be calculated on the basis of a 360—day year, and the actual number of days elapsed.

Borrower agrees to pay to Payee, contemporaneously with the execution and delivery of this Note, a facility fee in the amount of $1,000.

All payments of principal, interest and fees hereunder shall be made at Payee’s offices at Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma 74192 (or at such other place as Payee shall have designated to Borrower in writing) on the date due in immediately available funds and without set-off or counterclaim or deduction of any kind. All payments received hereunder shall be applied first to costs of collection, second to accrued interest as of the date of payment and third to the outstanding principal balance of this Note.

It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest that Payee may charge to Borrower under applicable usury and other laws, but if, notwithstanding, interest in excess of such rate shall be paid hereunder, the interest rate on this Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided herein would exceed such rate and any excess amount applied at Payee’s option to reduce the outstanding principal balance of this Note or to be returned to Borrower.

This Note is secured by, and the holder of this Note is entitled to the benefits of, certain security documents being delivered by Borrower or one or more third parties to secure the obligations of Borrower to Payee (the “Security Documents”) Reference is made to the Security Documents for a description of the property covered thereby and the rights, remedies and obligations of the holder hereof in respect thereto.

Borrower shall pay all reasonable costs and expenses incurred by or on behalf of Payee (including without limitation attorneys’ fees) in connection with the preparation, execution and delivery of this Note, the Security Documents and any and all related documents (including without limitation any and all future amendments or supplements thereto or restatements thereof) . If Borrower fails to pay any amount due under this Note and Payee takes any action to collect the amount due or to exercise its rights under any or all of the Security Documents, including without limitation retaining attorneys for collection of this Note, or if any suit or proceeding is brought for the recovery of all or any part of or for protection of the indebtedness or to foreclose any of the Security Documents, then Borrower agrees to pay on demand all reasonable costs and expenses of any such action to collect, suit or proceeding, or any appeal of any such suit or proceeding, incurred by Payee, including without limitation the reasonable fees and disbursements of Payee’s attorneys and their staff.

Without Payee’s prior written consent, Borrower will not: (a) incur any indebtedness other than: (1) the indebtedness evidenced by this Note, and (2) short-term trade debt incurred by Borrower in the ordinary course of business, (b) make loans or advances to any third party, except trade debt extended in the ordinary course of business, (c) create or permit to exist any lien, security interest or other encumbrance on any of Borrower’s properties or any other assets of Borrower, (d) reorganize, merge with any other entity, or change its name or business, (e) assume, guaranty, endorse or otherwise become liable for the obligations of any other person or entity, or (f) cause or permit Borrower to be in violation of any applicable statute, rule or regulation, including without limitation those relating to environmental matters.

Borrower agrees to: (a) use the proceeds of the initial advance hereunder and such other funds of Borrower as may be required to repay in full Borrower’s existing indebtedness to Bear Paw Energy, LLC, and (b) furnish to Payee promptly upon Payee’s request, such information as Payee may reasonably request concerning the business, properties and financial affairs of Borrower.

The occurrence of any of the following shall be deemed a default hereunder (an “Event of Default”) and shall permit Payee, at its option, to declare the indebtedness evidenced hereby to be forthwith due and payable, together with all accrued and unpaid interest thereon, without presentation, demand, protest or other notice of any kind, all of which are expressly waived by Borrower (provided that, as to any matter described in clause (d) below, the indebtedness evidenced hereby shall automatically become due and payable immediately, without any action by Payee; provided further that Borrower shall have a grace period of five days after the occurrence of any of the defaults described below (other than any default described in clause (d) below or any default as to the payment of any and all amounts due and payable hereunder on the Maturity Date) , during which grace period Borrower shall have the right to cure any such default prior to it being deemed an Event of Default hereunder) : (a) Borrower fails to pay any amount due hereunder or in connection herewith when due and payable, (b) Borrower fails to duly observe, perform or comply with any covenant, agreement, condition or provision hereof, (c) any representation or warranty previously, presently or hereafter made in writing by or on behalf of Borrower in connection herewith shall prove to have been false or incorrect in any material respect on any date on or as of which made, (d) Borrower suffers the commencement of any voluntary or involuntary bankruptcy proceeding against it, suffers the appointment of a receiver, liquidator, trustee or similar official for a substantial part of its assets, makes a general assignment for the benefit of creditors, fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due, or suffers the entry of any order issued by any court or tribunal seizing all or any substantial part of its property, or (e) any default occurs with respect to any indebtedness owed by Borrower to any other person or entity.

All notices given hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery or by expedited delivery service with proof of delivery, or by registered or certified United States mail, return receipt requested, postage prepaid, at the addresses of the parties specified in the first paragraph hereof (unless changed by similar notice in writing given by the particular person whose address is to be changed).

Borrower waives presentment, notice of dishonor and protest, and assent to any extension of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.

If any provision in this Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of any defective provisions shall not be in any way affected or impaired in any other jurisdiction.

No delay or failure of the holder of this Note in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right by the holder hereof, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that the holder may have.

At the option of the holder hereof, an action may be brought to enforce this Note in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Borrower and all signers or endorsers hereof consent to venue and jurisdiction in the District Court in and for the City and County of Denver, State of Colorado and in the United States District Court for the District of Colorado and to service of process under Sections 3-1-124(1)(a) and 13-1-125, Colorado Revised Statutes (1992), as amended, in any action commenced to enforce this Note.

This Note is to be governed by and construed according to the laws of the State of Colorado.

PRB GAS TRANSPORTATION, INC.

By:

/s/ William F. Hayworth

William F. Hayworth,

President

ACCEPTED AND AGREED TO:

BANK OF OKLAHOMA, NATIONAL ASSOCIATION

By:

/s/ Thomas M. Foncannon

Thomas M. Foncannon,

Senior Vice President